UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2021

Smith & Wesson Brands, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-31552	87-0543688
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Roosevelt Avenue

Springfield, Massachusetts 01104

(Address of principal executive offices) (Zip Code)

(800) 331-0852

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 per Share	SWBI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 §CRF 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Robert J. Cicero, our Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary, has informed us of his desire to retire. At our request, Mr. Cicero agreed to defer his retirement from his current positions until August 1, 2021 and to continue as an employee of our company on a full-time basis until September 10, 2021 assisting us with respect to transition matters and performing such duties as we may reasonably request. In addition, Mr. Cicero has agreed, for a reasonable period after September 10, 2020, upon reasonable notice and at reasonable times, to assist and cooperate with our company concerning business or legal related matters about which he possesses relevant knowledge or information. As a result and as described in Item 5.02 of this Current Report on Form 8-K, on May 24, 2021, we entered into the Separation Agreement, which includes the General Release (each as defined herein), with Mr. Cicero in connection with his retirement from our company. The disclosure provided in Item 5.02 of this Current Report on Form 8-K relating to the Separation Agreement with Mr. Cicero is hereby incorporated by reference into this Item 1.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with Mr. Cicero’s retirement, on May 24, 2021, we and Mr. Cicero entered into a separation and release agreement, or the Separation Agreement, which includes a general release of all claims, or the General Release, as an exhibit thereto. Pursuant to the Separation Agreement, Mr. Cicero’s roles as our Chief Compliance Officer, General Counsel, and Secretary will cease effective as of August 1, 2021, or the Transition Date. However, from the Transition Date through September 10, 2021, or the Termination Date, Mr. Cicero will continue to be employed with our company in a non-executive capacity on a full time basis, and will assist us with respect to all transition matters and perform such duties as may reasonably be requested.

Pursuant to the Separation Agreement, if Mr. Cicero signs and does not revoke the Separation Agreement or the General Release, during the Revocation Period (as defined in the Separation Agreement), (a) commencing on the first regular payroll date immediately following the end of the Revocation Period, we will continue to pay to Mr. Cicero his annual base salary for a period of 26 weeks in accordance with our normal payroll processing, and (b) if Mr. Cicero (or Mr. Cicero and Mr. Cicero’s eligible dependents) timely and properly elects medical and dental insurance continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, we will continue to pay the cost of the COBRA premiums until the earlier of 26 weeks following the Termination Date, or the termination of Mr. Cicero’s rights under COBRA.

As of the Termination Date, Mr. Cicero acknowledges and agrees that the Separation Agreement and General Release will supersede and replace all benefits, rights, and obligations in connection with Mr. Cicero’s employment with our company, including, without limitation, any rights or benefits under our executive severance pay plan. Accordingly, Mr. Cicero further acknowledges and agrees that the Separation Agreement and General Release sets forth all compensation and benefits to which Mr. Cicero is entitled and will be paid to Mr. Cicero in full satisfaction thereof, in connection with Mr. Cicero’s employment with our company.

The treatment of Mr. Cicero’s outstanding equity awards on account of his separation with our company will be governed by the terms and conditions set forth in Mr. Cicero’s existing equity award agreements entered into with our company as well as the applicable equity award plan under which such equity awards had been granted.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants, and agreements contained in the Separation Agreement, and is subject to and qualified in its entirety by reference to the full text of the Separation Agreement, which is attached hereto as Exhibit 10.129.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Exhibits

10.129	Separation and Release Agreement, dated as of May 24, 2021, by and between Robert J. Cicero and the Registrant

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH & WESSON BRANDS, INC.

Date: May 24, 2021	By:	/s/ Mark P. Smith
Mark P. Smith
President and Chief Executive Officer